Exhibit 99.2

The following diagram presents the proposed organizational structure of Cheniere, the Issuer, CCH Direct Parent, CCH and CCH’s subsidiaries contemplated by the Commitment Letter. This organizational chart is provided for illustrative purposes only, is not and does not purport to be a complete organizational chart of Cheniere and does not represent the current, and may not represent the future, organizational structure of Cheniere and its subsidiaries.